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                                                                    EXHIBIT 10.5

                              AMENDED AND RESTATED
              TAX SHARING AND TAX BENEFIT REIMBURSEMENT AGREEMENT


     This Amended and Restated Tax Sharing and Tax Benefit Reimbursement Agreement (the "Agreement") dated as of June 19, 1997, is entered into by and among Tandy Corporation, a Delaware corporation, having its principal office at 1800 One Tandy Center, Fort Worth, Texas 76102 ("Tandy"), TE Electronics Inc., a Delaware corporation and a wholly-owned subsidiary of Tandy having its principal office at 1800 One Tandy Center, Fort Worth, Texas 76102 ("TE") and O'Sullivan Industries Holdings, Inc., a Delaware corporation, having its principal office at 1900 Gulf Street, Lamar, Missouri 64759 ("Holdings").

     WHEREAS, this Agreement supersedes as of February 1, 1994, the Tax Sharing and Tax Benefit Reimbursement Agreement dated as of February 1, 1994, entered into by and among Tandy, TE and Holdings.

     WHEREAS, Tandy and certain of its subsidiaries, including Holdings, effected the initial public offering of the stock of Holdings (the "IPO") and certain related transactions described in the Registration Statement on Form S-1 under the Securities Act of 1933, dated November 24, 1993, and the Prospectus contained therein, as amended from time to time; and

     WHEREAS, prior to the Contribution (as defined below), TE owned one hundred shares of Holdings common stock; and

     WHEREAS, following the execution of the Underwriting Agreement, dated January 26, 1994, by and among TE, Holdings, Merrill Lynch & Co., Wheat First Butcher & Singer, The Chicago Dearborn Company and Rauscher Pierce Refsnes, Inc. (the "Underwriting Agreement"), TE transferred (the "Contribution") to Holdings all of the issued and outstanding stock of O'Sullivan Industries, Inc. ("OSI-Missouri") in exchange for fourteen million nine hundred ninety-nine thousand nine hundred (14,999,900) shares of Holdings common stock pursuant to a Stock Exchange Agreement, dated January 24, 1994, by and among TE and Holdings (the "Contribution Agreement"); and

     WHEREAS, upon consummation of the closing (the "Closing") of the IPO, Holdings and its subsidiaries became members of an affiliated group of corporations of which Holdings is the common parent (the "Holdings Group") and the members of the Holdings Group ceased to be members of the affiliated group of corporations of which Tandy is the common parent (the "Tandy Group");

     NOW, THEREFORE, Tandy, on behalf of itself and the other members of the Tandy Group and Holdings, on behalf of itself and the other members of the Holdings Group enter into this Agreement to provide for the allocation between the Tandy Group and the Holdings Group of all

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responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the date of the Closing (the "Closing Date") and to provide for certain other matters.

                                   ARTICLE I
                                  DEFINITIONS

     "Allocation" shall have the meaning ascribed thereto in Section 5.02 hereof.
     "Business Combination" shall have the meaning ascribed thereto in Section 5.03(a)(iv) hereof.
     "Canadian Asset Sale" means the sale of assets pursuant to that certain Canadian Asset Transfer Agreement dated as of December 1, 1993 between Tandy Marketing (Canada) Ltd. and OSI-Missouri.
     "Change" shall mean any audit, amendment, determination or other change in a Tax Return which changes the amount of Taxes paid or payable by the filer of such Tax Return from the amount shown thereon to be due.
     "Change of Control" means the occurrence of any one or more of the following events: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of either the common stock of Holdings (the "Outstanding Holdings Stock"), or OSI-Missouri (the "Outstanding OSIM Stock") or (B) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of either Holdings (the "Outstanding Holdings Voting Securities") or OSI-Missouri (the "Outstanding OSIM Voting Securities"); or (ii) any acquisition, reorganization, merger, share exchange, consolidation or other transaction involving Holdings or any member of the Holdings Group (each, a "Holdings Merger"), unless, immediately following any such Holdings Merger (a) more than 50% of the then Outstanding Holdings Stock or the then Outstanding Holdings Voting Securities is then beneficially owned, directly or indirectly, by Persons who were the beneficial owners, respectively, of the Outstanding Holdings Voting Securities immediately prior to such Holdings Merger, (b) no Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 25% or more of either (1) the then Outstanding OSIM Stock and the then Outstanding OSIV Stock and at least 80% of both the then Outstanding OSIM Voting Securities and the then Outstanding OSIV Voting Securities.
     "Closing" shall have the meaning ascribed thereto in the preamble to this Agreement.
     "Closing Date" shall have the meaning ascribed thereto in the preamble to this Agreement.
     "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.
     "Contribution" shall have the meaning ascribed thereto in the preamble hereof.
     "Contribution Agreement" shall have the meaning ascribed thereto in the preamble to this Agreement.
     "Current Assets" shall have the meaning ascribed thereto in Section 5.02 hereof.
     "Election" shall have the meaning ascribed thereto in Section 5.01 hereof. "Group" shall mean, as the context requires, either the Tandy Group or the

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Holdings Group or both.
     "Government Notice" shall have the meaning ascribed thereto in Section
4.01 hereof.
     "Holdings Change" shall have the meaning ascribed thereto in Section 3.02 hereof.
     "Holdings Group" shall have the meaning ascribed thereto in the preamble to this Agreement.
     "Income Taxes" shall mean, all United States federal, state and local, and foreign taxes on, based on, measured by or with respect to income, net worth or capital, together with any related interest, penalties and additions thereto.
     "Income Tax Return" means any return, form, filing, questionnaire or other document required to be filed (or which may be filed), including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Income Tax or Income Taxes (whether or not a payment is required to be made with respect to such filing).
     "Indemnified Party" shall have the meaning ascribed thereto in Section
3.03 hereof.
     "Indemnifying Party" shall have the meaning ascribed thereto in Section
3.03 hereof.
     "Intangible Retained Assets" shall mean all Retained Assets which represent the goodwill, going concern value, customer relationships, know-how, workforce-in-place, and all other intangible assets owned by Holdings, OSI-Missouri, and OSI-Virginia on the Closing Date.
     "IPO" shall have the meaning ascribed thereto in the preamble hereof. "IRS" shall mean the Internal Revenue Service.
     "Non-Income Tax Return" means any return, form, filing, questionnaire or other document required to be filed (or which may be filed) in connection with any Non-Income Tax or Non-Income Taxes (whether or not payment is required to be made with respect to such filing).
     "Non-Income Taxes" means all forms of taxation other than Income Taxes, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include sales, use, ad valorem, gross receipts, value added, transfer, recording, withholding, payroll, employment, excise, occupation, premium, self procurement and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by an taxing authority (domestic or foreign) upon any member, division, branch, or other entity of the Holdings Group or the Tandy Group.
     "OSI-Missouri" shall have the meaning ascribed thereto in the preamble hereof.
     "OSI-Virginia" shall mean O'Sullivan Industries-Virginia, Inc., a Virginia corporation.
     "Recipient" shall have the meaning ascribed thereto in Section 3.04 hereof.
     "Reimbursor" shall have the meaning ascribed thereto in Section 3.04 hereof.
     "Retained Asset" shall have the meaning ascribed thereto in Section 5.02 hereof.
     "Tandy Change" shall have the meaning ascribed thereto in Section 3.02 hereof.
     "Tandy Group" shall have the meaning ascribed thereto in the preamble to this Agreement.
     "Tax Benefit Amount" shall have the meaning ascribed thereto in Section
5.02 hereof.
     "Tax Benefit Base" shall have the meaning ascribed thereto in Section 5.03 hereof.
     "Tax Benefit Deduction" shall have the meaning ascribed thereto in Section
5.02 hereof.
     "Tax Benefit Issue" shall have the meaning ascribed thereto in Section 4.02(a) hereof.
     "Tax Benefit Payment" shall have the meaning ascribed thereto in Section
5.03 hereof.
     "Tax Benefits Schedule" shall have the meaning ascribed thereto in Section
5.02 hereof.
     "Tax Rate" shall have the meaning ascribed thereto in Section 5.03 hereof.

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     "Tax Returns" shall mean all Income Tax Returns and Non-Income Tax
Returns.
     "Taxes" shall mean Income Taxes and Non-Income Taxes.
     "TE" shall have the meaning ascribed thereto in the preamble hereof. "Underwriting Agreement" shall have the meaning ascribed thereto in the preamble to this Agreement.
     "Underpayment Rate" shall have the meaning ascribed thereto in Section 4.02(b) hereof.

                                   ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS

     Section 2.01. Manner of Preparation. All Tax Returns filed after the Closing Date and on or before the date on which the statute of limitations for assessing federal income tax deficiencies against the Holdings Group (or any successor thereto) expires for the tax year in which the final Tax Benefit Payment is made pursuant to the terms of this Agreement shall, to the extent permitted by applicable law and in the absence of a controlling change in law or circumstances, be prepared on a basis which is consistent with the Election and shall be filed on a timely basis (including pursuant to extensions) by the party responsible for such filing under this Agreement. To the extent permitted by applicable law and in the absence of a controlling change in law or circumstances, or except as otherwise agreed in writing by Tandy and Holdings, all Tax Returns filed after the Closing Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Closing Date and on or before the date on which the statute of limitations for assessing federal income tax deficiencies against the Holdings Group (or any successor thereto) expires for the tax year in which the Final Tax Benefit Payment is made pursuant to the terms of this Agreement with respect to items relating to the Contribution, the IPO or the Election (including, without limitation, the method of depreciation used with respect to each Asset (as defined below)); provided, that subject to the first sentence of this Section 2.01, Holdings shall be permitted to elect such accounting methods, conventions, principles of taxation and depreciation methods for Tax and/or financial reporting purposes as it desires to the extent such elections have no effect on the determination of the amount of any Tax Benefit Deduction; and provided, further, that for Tax purposes members of the Holdings Group shall amortize intangibles (including goodwill and going concern value) created as a result of the Election over the shortest period permitted by law. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation; provided, however, that to the extent a party (or any of its subsidiaries) is included in a Tax Return prepared by the other party, the party not responsible for preparing the Tax Return shall have the right to review and comment on such Tax Return prior to the filing thereof. Subject to the foregoing (including the Election), and unless otherwise required by the IRS, or any governmental authority or a court, Tandy and Holdings (on behalf of itself and all members of the Holdings Group) hereby agree to file all Tax Returns (including IRS Form 1122), and to take all other actions, to enable Tandy to include OSI-Missouri and OSI-Virginia in any consolidated or combined Tax Returns for the "affiliated group" of which Tandy is the "common parent" for the period January 1, 1994 through the Closing Date.

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     Section 2.02. Pre-Closing Tax Returns.  (a)(i) Except as provided to the contrary in Sections 2.02(a)(ii) or 2.02(b) hereof, Tandy shall prepare and file, or cause to be prepared and filed, when due (including pursuant to extension), all Income Tax Returns which include members of the Tandy Group and/or the Holdings Group that are required to be filed for periods beginning on or before the Closing Date.

        (ii) Holdings shall prepare and file, or cause to be prepared and filed, when due (including pursuant to extension) all local Income Tax Returns which include members of the Holdings Group, but do not include members of the Tandy Group, that are required to be filed for periods beginning on or before the Closing Date.

     (b) All Non-Income Tax Returns, including, without limitation, all foreign Non- Income Tax Returns required to be filed for periods beginning on or before the Closing Date shall be prepared and filed by the member of the Tandy Group or the Holdings Group which would be responsible for the payment of such Non-Income Taxes if each of such companies were at all times during the periods covered by such Non-Income Tax Returns unrelated to such other companies; provided that Tandy and Holdings may file such Non-Income Tax Returns on behalf of the members of their respective Groups.

     Section 2.03. Post-Closing Tax Returns. Preparation and filing of all Tax Returns of members of the Holdings Group for periods beginning after the Closing Date, shall be the responsibility of the individual members of the Holdings Group as determined by Holdings. Preparation and filing of all Tax Returns of members of the Tandy Group for periods beginning after the Closing Date, shall be the responsibility of the individual members of the Tandy Group as determined by Tandy.

                                  ARTICLE III
                                PAYMENT OF TAXES

     Section 3.01. Responsibility for Taxes. Each of Tandy and Holdings agree to pay when due (to the appropriate taxing authority) all Taxes that may be due with respect to any Tax Return for which any member of the Tandy Group or the Holdings Group, respectively, has filing responsibility pursuant to Article II hereof; provided, that within 30 days of a written demand therefor, but in no event before the date on which Tandy is required to pay (or deemed to pay by reason of offset against refunds due or similar credits) Income Taxes with respect to any state or local Income Tax Return or any foreign Income Tax Return which includes a member of the Holdings Group, for which Tandy has filing responsibility pursuant to Article II hereof, Holdings or the appropriate member of the Holdings Group shall pay to Tandy the portion of Taxes shown as due and owing, or Tandy shall pay to Holdings the portion of any refund of Taxes shown, on the relevant state or local or foreign Income Tax Return prepared pursuant to Section 2.02 hereof, in each case which relates to the portion of the taxable period covered by such Income Tax Return beginning on the day after the Closing Date. In determining the portion of any Taxes or refund of Taxes which relates to such period, the total amount shown on the Tax Return as either due and owing or as a refund shall be allocated proportionately (according to the number of days) to the period ending on the Closing Date which is covered by such Tax Return and to the period beginning after the Closing Date which

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is covered by such Tax Return.  Notwithstanding anything to the contrary contained in this Section 3.01, the apportionment of the responsibility for foreign Taxes with respect to the assets sold in the Canadian Asset Sale shall be made as if the Closing Date occurred on November 30, 1993; provided, that Tandy agrees to pay when due (to the appropriate taxing authority) all foreign and United States Federal Income Taxes that may be due as a direct result of the Canadian Asset Sale. Tandy agrees to indemnify and hold harmless each member of the Holdings Group from and against any and all Taxes for which Tandy has payment responsibility under this Section 3.01. Holdings agrees to indemnify and hold harmless each member of the Tandy Group from and against any and all Taxes for which Holdings has payment responsibility under this Section
3.01 (including by application of the proviso to the first sentence of this Section 3.01).

     Section 3.02. Responsibility for Tax Deficiencies and Right to Receive Refunds. If there is a Change in a Tax Return as filed by any member of the Tandy Group or the Holdings Group then (a) Tandy shall be (i) responsible for, and shall indemnify and hold harmless each member of the Holdings Group from and against, any payments required to be made to any taxing authority by such Change insofar as it relates to any Tax Return which includes members of the Tandy Group (to the extent that the Change relates to a member of the Tandy Group) or, with respect to any taxable period beginning on or before the Closing Date, any United States federal Income Tax Return or any foreign Income Tax Return which includes members of the Tandy Group and/or the Holdings Group (each a "Tandy Change") or (ii) entitled to receive payment of any refund receivable by reason of such Tandy Change; and (b) Holdings shall be (i) responsible for, and shall indemnify and hold harmless each member of the Tandy Group from and against, any payments required to be made to any taxing authority by such Change insofar as it relates to any Tax Return which includes members of the Holdings Group and is not a Tandy Change (each a "Holdings Change") or (ii) entitled to receive payment of any refund receivable by reason of such Holdings Change; provided that if one party to this Agreement or any member of its Group pays fewer Taxes (or receives a larger refund in respect of Taxes) than it would otherwise have paid (or received) as a result of the other party to this Agreement or any member of its Group paying additional Taxes because of a Change, the first party shall pay the amount of such reduction in Taxes (or the amount of such increase in refund), such payment to be made at the time such reduced Taxes are due or such refund is received, to the party paying additional Taxes. Notwithstanding anything to the contrary contained in this Section 3.02, a Tandy Change shall not include any Change insofar as it relates to foreign Taxes arising with respect to the assets sold in the Canadian Asset Sale and relating to the period of time after December 1, 1993.

     Section 3.03. Assignment of Refunds. Holdings agrees to assign and promptly remit to Tandy all refunds (including interest thereon) of any Taxes received by any member of the Holdings Group for which Tandy indemnifies the Holdings Group hereunder and Tandy agrees to assign and promptly remit to Holdings all refunds (including interest thereon) of any Taxes received by any member of the Tandy Group for which Holdings indemnifies the Tandy Group hereunder. Each party entitled to indemnification hereunder (the "Indemnified Party") agrees that upon the request of the party providing such indemnification (the "Indemnifying Party"), the Indemnified Party shall file a claim for refund in such form as the Indemnifying Party may reasonably request, of any Tax for which the Indemnifying Party has indemnified the Indemnified Party hereunder. Further, if the

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Indemnifying Party so requests, the Indemnified Party will allow the
Indemnifying Party to prosecute any such claim for refund (by suit or otherwise) at the Indemnifying Party's expense and with counsel of the Indemnifying Party's choice.

     Section 3.04. Consistency. The parties agree to report payments made between the parties pursuant to Sections 3.01 and 3.03 consistently. Specifically, the parties shall treat any such payment as a reimbursement of taxes, which the party receiving such payment (the "Recipient") paid to the appropriate taxing authority as a conduit on behalf of the party making such payment (the "Reimbursor"). The parties agree that when a party makes a payment under Section 3.01 or 3.02 which is a reimbursement for state or local Taxes, then the Reimbursor (and not the Recipient) shall be entitled, for United States federal income tax purposes, to any deduction which arises as the result of the payment of any such state or local taxes. Should any taxing authority, including but not limited to the IRS, make a Change with respect to any such payment such that the Recipient must include the payment in taxable income, the Recipient shall be entitled to receive from the Reimbursor an additional amount such that on an after-tax basis (taking into account any Taxes due as a result of such Change and as a result of any payment under this
Section 3.04) the Recipient shall be in the same position it would have been if such Change had not occurred.

                                   ARTICLE IV
                   TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

     Section 4.01. Tax Audits and Controversies. (a) Promptly upon receipt of notice from an applicable governmental taxing authority ("Government Notice") that an item exists which could give rise to a claim for indemnification hereunder, an Indemnified Party shall provide the Indemnifying Party with written notice of such Government Notice.

     (b) Except as otherwise provided in Section 4.02 hereof, an Indemnifying Party shall have the sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Tax Return of the income, deductions, credits, allowances or other tax items affecting any Taxes the payment for which such Indemnifying Party has indemnified the other party hereto; provided, that to the extent the participation of the Indemnified Party does not interfere with the Indemnifying Party's sole and exclusive discretion granted by this Section 4.01(b), the Indemnified Party shall have the right to participate, at its own expense, in any audit or administrative court proceeding which could reasonably be expected materially to affect the Indemnified Party's liability for Taxes, irrespective of whether the Indemnified Party has been indemnified hereunder.

     Section 4.02. Contesting Disputed Tax Benefits. (a) In the event that the IRS or a state taxing authority disputes (the "Tax Benefit Issue") the existence or amount of any Tax Benefit Amount (as hereinafter defined), including any challenge to the Allocation (as hereinafter defined), Holdings and/or OSI-Missouri and OSI-Virginia shall (unless Tandy agrees in writing that such contest need not be undertaken) contest, at (subject to Section 6.01(c)) Tandy's expense, the matter on audit, through IRS or state appellate proceedings and through appropriate judicial proceedings. Representatives of Tandy shall be allowed to participate in such proceedings in so far as they relate

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to the Tax Benefit Issue and such participation shall be reflected by the grant of appropriate powers of attorney. Decisions regarding the conduct of such proceedings, to the extent involving a Tax Benefit Issue, shall be made by Tandy and its representatives after consultation with Holdings and its representatives. Holdings and its representatives shall be allowed to participate, at Holdings expense, in such proceedings; provided, however, that ultimate control over contesting the Tax Benefit Issue, including control over procedural matters that necessarily relate to all issues being contested (including, without limitation, choice of forum), shall be exercised in good faith by Tandy and its representatives, and Holdings, OSI-Missouri and OSI-Virginia shall take any action as is necessary to effectuate the decisions of Tandy, except to the extent such action would materially adversely affect the Holdings Group; provided further, however, that decisions relating primarily to tax issues affecting members of the Holdings Group (and for which Holdings has not been indemnified hereunder) shall be made exclusively by Holdings and its representatives.

         (b) If, as the result of a Change, Tax Benefit Amounts are less than those taken into account in computing any payments made under Section
5.03 hereof, such payments will be recomputed on the basis of such revised Tax Benefit Amounts, and any excess payments shall be refunded by Tandy to Holdings (or any underpayments paid by Holdings to Tandy) together with any related penalties imposed by a taxing authority. Interest shall be payable at the rates prescribed for underpayments in Section 6621(a) of the Code with respect to tax underpayments (the "Underpayment Rate").

     Section 4.03. Retention of Books and Records. Tandy shall retain all existing files relating to Taxes and all Tax Returns except that Holdings may take possession of all files relating exclusively to operations of members of the Holdings Group. If in the reasonable judgment of Tandy such files are required by Tandy to perform its obligations or exercise its rights hereunder, Tandy shall be entitled to retain such files. Holdings shall be entitled to a copy of all existing files relating to Taxes and all Tax Returns that are retained by Tandy and which relate to the operations of members of the Holdings Group. If, as permitted above, Holdings takes possession of files from Tandy, Holdings shall be responsible for retention of such files for the period prescribed in Section 6.01(b) hereof.


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                                   ARTICLE V
                         TAX ELECTION AND TAX BENEFITS

     Section 5.01. Section 338 Election. Except to the extent otherwise required by law, Tandy and Holdings agree to report the Contribution as a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code. Unless Tandy notifies Holdings in writing to the contrary, Tandy and Holdings shall timely make or cause to be made valid elections under Section 338(a) and 338(h)(10) of the Code and under any comparable provisions of state law in respect of the Contribution and the IPO so as to have such transactions treated as if (a) "old" OSI-Missouri and "old" OSI-Virginia sold all of their assets to "new" OSI-Missouri and "new" OSI-Virginia, respectively, while members of the Tandy Group; (b) "old" OSI-Missouri and "old" OSI-Virginia transferred the proceeds from the deemed asset sales to TE in liquidations described in Section 332 of the Code; and (c) "new" OSI-Missouri and "new" OSI-Virginia purchased assets from "old" OSI-Missouri and "old" OSI-Virginia, respectively, on the day after the Closing Date (the "Election").

     Section 5.02. Tax Benefits Schedule. Attached as Exhibit A is a schedule (the "Tax Benefits Schedule"), which includes the following: (i) an allocation (the "Allocation") among the assets (each an "Asset" and together the "Assets") of OSI-Missouri and OSI-Virginia, as determined by Business Valuation Services, Inc., of the deemed purchase price of the Assets pursuant to the Election, and
(ii) a determination on an Asset by Asset basis of the Federal Income Tax deductions (the "Tax Benefit Deduction") which will be generated during each of the forty taxable years following the Closing Date as a result of the Election, taking into account the depreciation or amortization available or gain (loss) realized from the sale of an Asset as compared to such depreciation, amortization or gain (loss) which would have been realized in the absence of such Election. For purposes of the determination required by clause (ii) of the first sentence of this Section 5.02, (A) any Assets which are inventory or which are classified as current assets on the most recent balance sheet of OSI-Missouri or OSI-Virginia (collectively "Current Assets") are assumed to be sold on or before June 30, 1994, (B) each of the taxable years of Holdings, OSI-Missouri, and OSI-Virginia shall be treated as ending on June 30 of the applicable year, and (C) any Asset which is not assumed to be sold pursuant to clause (A) of this sentence (a "Retained Asset"), shall be assumed to be held for the entire forty taxable year period. In the event of any adjustment to the deemed purchase price of the Assets, including as a result of the payments required under Section 5.03 (which shall be deemed to be payments for goodwill and imputed interest), the Tax Benefits Schedule shall be revised to take any such adjustment into account. In the event that any Retained Asset is treated as having been sold pursuant to the last sentence of Section 5.03(a)(i) hereof, the Tax Benefits Schedule shall be revised by removing therefrom all Tax Benefit Deductions attributable to such sold Retained Asset for the taxable year of sale and all subsequent taxable years. In the event Holdings, OSI-Missouri, or OSI-Virginia elect to change year ends for federal income tax purposes, Tandy and Holdings shall jointly revise the Tax Benefits Schedule to reflect such different year end.

     Section 5.03. Tax Benefit Payments.  (a)(i) In each of Holdings' forty
(40) taxable years ending after the Closing Date, Holdings shall determine an amount (the "Tax Benefit Amount") equal to the result obtained by multiplying
(A) the sum of (I) the aggregate amount of the Tax

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Benefit Deductions allocable to such taxable year plus (II) the excess of (1)
any increase in basis as a result of the Election with respect to any Retained Asset which is sold (or otherwise disposed of in a taxable transaction), including as a result of any disposition of in excess of 50% percent of the stock of any entity which at the time of such disposition owns such Retained Asset, in the taxable year with respect to which the Tax Benefit Amount is being determined over (2) the Tax Benefit Deductions determined with respect to such Retained Asset for all taxable years prior to the taxable year with respect to which the Tax Benefit Amount is being determined, by (B) the highest marginal federal income tax rate applicable to any member of the Holdings Group in such taxable year (other than any surtax rate the purpose of which is to offset the effect of lower marginal rates) (the "Tax Rate"). If, with respect to any taxable year, the Tax Benefit Amount exceeds the amount determined in
Section 5.03(a)(ii) below, then the Tax Benefit Deductions allocable to the next succeeding year (including, for purposes of clause (A) above) shall be increased by such excess divided by the Tax Rate for the immediately preceding year. For purposes of the calculation required by this Section 5.03, a Retained Asset shall not be treated as having been sold unless such Retained Asset is disposed of as part of a transaction involving the sale or other disposition of Retained Assets which, in the aggregate, have a tax basis, immediately following the Election, which exceeds $100 million.

     (ii) In each of Holdings' forty (40) taxable years next ending after the Closing Date, Holdings shall determine the "Tax Benefit Base." In each such year the Tax Benefit Base shall equal the lesser of (A) the Tax Benefit Amount for such year and (B) the sum of (I) the result obtained by multiplying (a) the positive Federal consolidated taxable income of Holdings and members of the Holdings Group with respect to such year without regard to the effect of the Election by (b) the Tax Rate in effect for such year plus (II) that portion of the amount of any reduction in the Federal Income Tax of Holdings and members of the Holdings Group for prior taxable years as a result of the carryback of any losses from the taxable year with respect to which the Tax Benefit Base is being determined which is equal to such reduction multiplied by a fraction (not to exceed one), the numerator of which is the aggregate amount of the Tax Benefit Deductions allocable to the taxable year with respect to which the Tax Benefit Base is being determined and the denominator of which equals the amount of any losses which are incurred in the taxable year with respect to which the Tax Benefit Base is being determined and which are available to be carried back to prior taxable years of Holdings and members of the Holdings Group. In making the computations required by this section, such computations shall be based on regular federal taxable income only; i.e., the impact of the alternative minimum tax and tax credits on actual tax liability shall be ignored. Thus, for example, a net operating loss carryback shall be considered utilized in the taxable year to which it is carried to the extent it reduces regular taxable income to (but not below) zero for such year notwithstanding that the alternative minimum tax may affect the actual reduction in federal income tax liability in that year. It is expressly agreed that, except as otherwise provided in Section 5.03(a)(iv)(y), for purposes of the calculations contemplated in Sections 5.02 and 5.03; (a) the tax basis of all Intangible Retained Assets in the absence of the Election is assumed to be $0; (b) the depreciation and/or amortization of the Intangible Retained Assets in the absence of the Election is zero for all periods covered by this Agreement; (c) if the Intangible Retained Assets are treated as having been sold pursuant to the last sentence of Section 5.03(a)(i), the tax basis of the Intangible Retained Assets in the absence of the Election is assumed to be $0; and (d) the actual tax basis of


                             Page 10 of 17 Pages
the Intangible Retained Assets in the hands of OSI-Missouri in the absence of the Election is disregarded.

             For any year in which Holdings, OSI-Missouri and OSI-Virginia file separate federal income tax returns, the Tax Benefit Base shall be computed by combining (rather than consolidating) the separate taxable income data for each entity. For this purpose, Holdings' taxable income for any year ending on December 31 shall be combined with the taxable incomes of OSI-Missouri and OSI-Virginia for their taxable year ending with the following June 30. If the taxable year end of Holdings, OSI-Missouri or OSI-Virginia is changed in the future, Holdings and TE agree that this Agreement will be amended to conform the provision herein to the changed year end.

     (iii) In each of Holdings' forty (40) taxable years next ending after the Closing Date, Holdings shall pay to TE, as additional purchase price under the Contribution Agreement, the "Tax Benefit Payment." Except as otherwise provided in Section 5.03(a)(iv)(y) below where the Tax Benefit Payments are equal to one hundred percent (100%) of the excess of the amount of federal income tax liabilities that the Holdings Group would have incurred in the absence of the Election over the actual federal income tax liabilities of the Holdings Group, the Tax Benefit Payment shall be equal to ninety five percent (95%) of the Tax Benefit Base. The computations required by this Section 5.03 are illustrated in the examples attached as Exhibit B hereto.

     (iv) If Holdings can at any time demonstrate in writing to the reasonable satisfaction of Tandy that the aggregate amount of Tax Benefit Payments required pursuant to the terms of this Agreement would cause the net present value of the aggregate net cash flow of the members of the Holdings Group over the life of this Agreement to be materially less than the net present value of the aggregate net cash flow which such members would have had over the life of this Agreement in the absence of the Election and the payment of the Tax Benefit Payments pursuant to the terms of this Agreement, then (x) Section 5.03(a)(ii) as originally included herein shall be void and of no further effect, and (y) Holdings shall pay to Tandy as Tax Benefit Payments hereunder an amount equal to one hundred percent (100%) of the excess of the amount of federal income tax liabilities that the Holdings Group would have incurred in the absence of the Election over the actual federal income tax liabilities of the Holdings Group. For purposes of Section 5.03(a)(iv)(y), the tax basis of all Intangible Retained Assets in the absence of the Election shall be assumed to be $43,584,721 in the determination of the amount of federal income tax liabilities that the Holdings Group would have incurred in the absence of the Election. The first Tax Benefit Payment becoming payable under the provisions of Section 5.03(a)(iv) shall include any difference between the sum of all Tax Benefit Payments previously paid to Tandy and one hundred percent (100%) of the excess of the aggregate amount of federal income tax liabilities that the Holdings Group would have incurred in the absence of the Election during the period that Section 5.03(a)(ii) was in effect over the aggregate amount of federal income tax liabilities actually incurred by the Holdings Group during the period that Section 5.03(a)(ii) was in effect.

             If the sum of the payments made by the Holdings Group to TE under
Section 5.03 of this Agreement exceed one hundred percent (100%) of the excess of the amount of federal income tax liabilities that the Holdings Group would have incurred in the absence of the

                             Page 11 of 17 Pages

Election over the actual federal income tax liabilities of the Holdings Group over the life of this Agreement, then TE shall pay back to Holdings as a reduction of the purchase price under the Contribution Agreement the amount of such excess payments received. TE shall make such payment, without interest, within 30 days after both TE and Holdings agree in writing as to the appropriate amount of such payment.

     (v) Holdings shall pay TE the Tax Benefit Payment with respect to any taxable year in up to six installments. Four of the installments (the "Estimated Payments") shall be paid via electronic funds transfer ("EFT") and received by TE on or before the applicable due dates for payment of estimated Federal Income Taxes with respect to such year. The fifth installment (the "Extension Payment") shall be paid by EFT and received by TE on or before the due date(s) for the federal income tax returns filed by the Holdings Group (without regard to extensions). The final installment (the "Final Payment"), if necessary, shall be paid by EFT and received by TE on or before the date the federal income tax returns are actually filed by the Holdings Group. Each Estimated Payment shall be computed as the difference between the aggregate Federal Income Tax payments which would be required to be made under Code
Section 6655(d) for each Estimated Payment due date in the absence of the Election and the actual Federal Income Tax payments made by the Holdings Group for such date. The Extension Payment shall equal 100% of the good-faith estimate of the Tax Benefit Payment due by the Holdings Group to TE for the taxable year over the Estimated Payments paid by the Holdings Group to TE for such taxable year. The Final Payment, if required, shall be equal to any additional amount due by the Holdings Group to TE as determined on the date the Holdings Group files its federal income tax returns.

             For any year in which Holdings, OSI-Missouri and OSI-Virginia file separate federal Income Tax Returns, the Estimated Payments, Extension Payment and Final Payment shall be separately computed for each entity and shall become payable on the respective due dates as set forth in the preceding paragraph corresponding to the taxable year end of each entity. The sum of such payments shall equal the combined Tax Benefit Payment required for the Holdings Group.

             If the sum of the Estimated Payments, Extension Payment and Final Payment made by the Holdings Group to TE exceed the actual Tax Benefit Payment for any taxable year, TE shall pay, as a reduction of the purchase price under the Contribution Agreement, the amount of such excess within 15 days of the receipt by TE of a written notice from Holdings that such payment is due.

             The determination of whether the Estimated Payments were calculated in a proper manner and paid to TE on a timely basis shall be determined by applying the principles of Code Section 6655. If any Estimated Payment is not made on a timely basis, interest on such payment shall be calculated and paid by Holdings to TE in an amount equal to the addition to tax determined by applying the principles of Code Section 6655. TE shall have the right to review the calculation of each Estimated Payment, including any source documents upon which such calculations are based.


                             Page 12 of 17 Pages

             If a Final Payment is made by the Holdings Group to TE, interest on such payment shall be payable by the Holdings Group to TE by applying the principles of Code Section 6601. Notwithstanding the foregoing, any interest that has accrued prior to the execution of this Agreement pursuant to this Section 5.03(a)(v) is hereby waived; any interest that accrues on or after the date of execution of this Agreement shall be due and payable by Holdings to TE. OSI-Missouri and OSI-Virginia shall each be jointly and severally liable with respect to any obligation of Holdings to make a payment to TE under this Section 5.03(a).

        (vi) In the event Holdings or any member of the Holdings Group enters into any transaction (a "Business Combination") involving a merger, an acquisition of all or substantially all the assets or stock of any entity or any other business combination or similar transaction which does not result in a Change of Control, the amount of any Tax Benefit Payment required to be made under Section 5.03(a) hereof after the date of the consummation of the Business Combination shall be determined without giving effect to any net operating loss, built-in deduction or other tax attribute carryovers of businesses not owned by the Holdings Group immediately prior to such Business Combination. In the event Holdings or any member of the Holdings Group undergoes a Change of Control, the amount of any Tax Benefit Payment required to be made under
Section 5.03(a) hereof after the date of the change in Control shall be determined without giving effect to any items of income, expense, loss, deduction, credit or related carryovers or carrybacks of businesses other than those conducted by the Holdings Group immediately prior to such Change of Control.

        (b) As promptly as practicable following the fifteenth taxable year ending after the Closing Date, Holdings and TE shall negotiate in good faith to reach an agreement which requires Holdings to pay TE an amount equal to the then present value of the aggregate tax benefits which Holdings and the members of the Holdings Group would reasonably be expected to realize as a result of the Election in any taxable year beginning after Holdings' fifteenth taxable year ending after the Closing Date, in consideration of Holdings being relieved thereafter of its future obligations under this Section 5.03. However, TE, in its sole and absolute discretion, may require that such negotiations must be postponed until the Intangible Retained Assets are fully amortized for federal income tax purposes and TE has received cumulative Tax Benefit Payments equal to its proportionate share of the tax benefits from the amortization of the Intangible Retained Assets.

     Section 5.04. Allocation Binding. Tandy, Holdings and the members of their respective Groups (i) shall be bound by the Allocation for purposes of determining any Taxes and (ii) shall prepare and file all Tax Returns in a manner consistent with the Allocation. Within 30 days of any member of the Holdings Group filing a Federal Income Tax Return for any taxable year with respect to which Section 5.03 hereof applies, Holdings shall provide a true and complete copy of any such Federal Income Tax Return to Tandy.

                                   ARTICLE VI
                         POST-DISTRIBUTION OBLIGATIONS

     Section 6.01. Certain Post-Transaction Covenants.

                             Page 13 of 17 Pages

     (a) Section 338 Election. The Holdings Group shall not take any action, or omit to take any action, which would adversely affect the ability to make, or the validity of, the Election.

     (b) Mutual Cooperation. Except to the extent provided to the contrary in this Agreement, the parties hereto agree to consult in good faith and to provide each other with such assistance as reasonably may be requested in writing by any of them in connection with (i) the preparation and execution of any Tax Return, (ii) the negotiation and settlement of any audit or other examination of any Tax Return by any tax authority, or (iii) the handling of any judicial or administrative proceeding relating to any liability for periods of OSI-Missouri and OSI-Virginia prior to the Closing Date. The parties' general obligation to cooperate shall require, but not be limited to requiring, each party (i) to notify the other of any taxing authority initiating an audit, requesting information or proposing an adjustment, or any extension of statutes of limitation and of final determinations of adjustments, (ii) to preserve records, documents and other information relevant to liabilities as required by relevant statutes of limitations or extensions thereof and to provide, upon written request, copies of such records and/or reasonable access thereto, (iii) to make available without charge at a reasonable location during normal working hours, upon written request, personnel responsible for preparing, maintaining, or explaining information, records and documents in connection with matters relating to Taxes, and (iv) to execute and deliver such powers of attorney, consents, and other documents as are necessary to carry out the intent of this Agreement.

     (c) Expenses. Fees and expenses paid to third-party service providers and incurred after the date hereof by Tandy, Holdings or any of their subsidiaries for the purpose of obtaining the Tax Benefit Amounts, including, without limitation, legal and accounting expenses relating to (i) the determination of the amount of Tax Benefit Amounts, (ii) the resolution of any dispute with any tax authority regarding the Tax Benefit Issue or (iii) any related activity, shall be borne by Tandy in the same percentage as the total Tax Benefit Amounts in controversy bear to the total tax amounts in controversy for the Holdings Group. Notwithstanding the above, (i) Tandy's obligation to bear any portion of such fees or expenses related to service providers not retained by it shall be contingent upon Tandy's prior written approval, which approval shall not be unreasonably withheld, of the retention of any such advisors and (ii) in no event shall Tandy be obligated, except pursuant to Article IV hereof, to pay any fees or expenses incurred by Holdings or its subsidiaries in connection with any non-Federal Income Taxes.

     (d) Attorney's Fees. Each party shall, upon a breach of this Agreement, in addition to other penalties, damages or liabilities, be responsible for and shall pay to the other party an amount equal to reasonable attorney's fees actually incurred by such other party in its efforts to enforce its rights under this Agreement.

   Section 6.02. Computers/Reference Materials. Computer software, library materials, casebooks, reference materials, or similar items, related to Taxes and/or the preparation of Tax Returns shall remain the property of Tandy; however, Holdings may request that software and reference materials be duplicated for its use and at its expense (including payment of any applicable royalty and license fees to third parties).

                             Page 14 of 17 Pages

     Section 6.03. Transaction Restrictions. No member of the Holdings Group will enter into any transaction a significant purpose of which is to reduce the Tax Benefit Payments which would otherwise be due under Section 5.03(a) hereof in the absence of any such transaction.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.01. Expenses. Except to the extent provided herein to the contrary; each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

     Section 7.02. Entire Agreement; Termination of Prior Agreements. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Tandy Group, on the one hand, and any member or members of the Holdings Group, on the other hand. Any and all such other agreements are hereby canceled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Contribution Agreement with respect to Taxes, the provisions of this Agreement shall control.

     Section 7.03. Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery or (b) provided such notice, request, demand or other communication is actually received by the party to which it is addressed in the ordinary course of delivery, (i) on the fifth day following deposit in the United States mail, postage prepaid, by certified mail, return receipt requested, (ii) on the date of transmission by telegram, cable, telex or facsimile transmission or (iii) on the date following delivery to a nationally recognized overnight courier service, in each case addressed as follows, or to such other person or entity as either party shall designate by notice to the other in accordance herewith:

     To Tandy or any member of the Tandy Group:

         Tandy Corporation
         1800 One Tandy Center
         Fort Worth, Texas 76102
         Attention: Vice President - Tax

     To Holdings or any member of the Holdings Group:

         O'Sullivan Industries Holdings, Inc.
         1900 Gulf Street
         Lamar, Missouri  64759
         Attention: General Counsel

If the last day for providing any notice, communication or payment hereunder is a Saturday, Sunday or legal holiday, such due date shall be extended to the next business day.

     Section 7.04. Resolution of Disputes. Any disputes between the parties with respect to this Agreement shall first be referred to the chief executive officers of Tandy and Holdings for resolution. If they cannot agree, such dispute shall be resolved by a public accounting firm or a law firm reasonably satisfactory to Tandy and Holdings, whose fees and expenses shall be shared equally between Tandy and Holdings.

     Section 7.05. Application to Present and Future Subsidiaries. This Agreement is being entered into by Tandy, TE and Holdings on behalf of themselves and each member of the Tandy Group and Holdings Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any direct or indirect subsidiary corporation of Tandy or Holdings which becomes a successor to a member of the Tandy Group or Holdings Group in the future or acquires a significant portion of a member's assets. Tandy and Holdings shall, upon the written request of the other, cause any of their respective Group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the Tandy Group or the Holdings Group, respectively, or their respective successors and assigns.

     Section 7.06. Guarantees. Tandy hereby guarantees the performance of all actions, agreements, payments and obligations provided for under this Agreement of each member of the Tandy Group. Holdings hereby guarantees the performance of all actions, agreements, payments and obligations provided for under this Agreement of each member of the Holdings Group.

     Section 7.07. Term. This Agreement shall be effective as of February 1, 1994 and shall continue in effect until otherwise agreed to in writing by Tandy and Holdings, or their successors.

     Section 7.08. Titles and Headings. Title and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

     Section 7.09. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of unenforceability without invalidating the remaining provisions hereof. Any such

                             Page 16 of 17 Pages
prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 7.10. Remedy for Failure to Comply. If any member of the Tandy Group or the Holdings Group shall fail to fulfill its obligations under this Agreement, the members of the Group damaged by such breach shall be entitled to recover reasonable damages from the breaching party in addition to the specific rights to recover Taxes, tax benefits, or other amounts conferred in this Agreement.

     Section 7.11. Singular and Plural. As used herein, the singular shall include the plural and vice versa.

     Section 7.12. Governing Law. This Agreement shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and the year first above mentioned.


TANDY CORPORATION                        O'SULLIVAN INDUSTRIES HOLDINGS,
                                         INC.

By: /s/ Dwain H. Hughes                  By: /s/ Terry L. Crump
    Title:   Senior Vice President           Title:    Vice President & CFO
             and Chief Financial Officer



TE ELECTRONICS, INC.


By: /s/ Dwain H. Hughes
    Title:    Vice President




                             Page 17 of 17 Pages